Exhibit 99.1

COMPANY LOGO                                            Citizens Utilities
                                                        3 High Ridge Park
                                                        Stamford, CT 06905
                                                        203.614.5600
                                                        Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contacts:

Financial Community:                                 Media:
Alan H. Oshiki, Assistant Vice President             Brigid M. Smith,
and Assistant Treasurer                              Assistant Vice President
(203) 614-5629                                       Corporate Communications
aoshiki@czn.com                                      (203) 614-5042
                                                     bsmith@czn.com


Citizens Utilities Signs Definitive Agreement to Purchase Approximately 60,000 Telephone Access Lines from GTE in Nebraska


STAMFORD,  Conn.,  September 21, 1999 - Citizens  Utilities  (NYSE:  CZN, CZNPr)
announced today that it has entered into a definitive agreement to purchase 58,723 telephone access lines in Nebraska from GTE Corporation (NYSE: GTE) for $204 million in cash. Citizens expects that the acquisition, which is subject to various state and federal regulatory approvals, will be completed in 2000, at which time the total access lines should number approximately 60,000.
         Citizens agreed in May and June of this year to purchase 187,000 and 530,000 access lines from GTE and U S WEST respectively in 10 states, including Nebraska. Citizens will have over 70,000 access lines in Nebraska after the transactions close.
         Citizens Utilities provides telecommunications services and public services including gas distribution, electric distribution, water distribution and wastewater treatment services to approximately 1.9 million customers in 22 states. Citizens also owns 83% of Electric Lightwave, Inc. (NASDAQ: ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. More information about Citizens can be found at www.czn.net.
         This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the company's target markets. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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